    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS RECORD SECOND QUARTER RESULTS
Growth driven by consistent execution to meet record consumer demand

Second Quarter 2021 Highlights

•Net sales of $1.1 billion in the second quarter, an increase of 108% year-over-year
•Net income increased $54.7 million, or 415%, to $67.9 million, or $2.67 per diluted share, in the second quarter
•Adjusted EBITDA increased $75.7 million, or 166%, to $121.3 million in the second quarter
•North American RV OEM sales grew to $548.6 million in the second quarter, up 151% year-over-year, driven by record wholesale and retail demand for the quarter
•North American RV industry record 151,800 shipments in the second quarter and record 300,300 shipments in the first six months of 2021
•Adjacent Industries OEM sales grew to $269.8 million in the second quarter, up 107% year-over-year
•Aftermarket Segment sales grew to $229.1 million in the second quarter, up 45% year-over-year
•Net sales from acquisitions in 2020 and 2021 contributed a combined $54 million in the second quarter
•Content per travel trailer and fifth-wheel RV, adjusted to remove Furrion sales from prior periods, for the twelve months ended June 30, 2021, increased $250 to $3,621
•Increased quarterly dividend to $0.90 per share, totaling $22.7 million in the second quarter
•Issued 1.125% convertible notes due 2026 in a private placement to qualified institutional buyers

Elkhart, Indiana - August 3, 2021 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported second quarter 2021 results.

“We delivered another incredible quarter, growing sales in the triple-digits while driving impressive content and market share gains. These strong results are enhanced by the success of our recent acquisitions, including Challenger, Veada, Trazcor, Schaudt, and Ranch Hand, enabling us to continue expanding our presence as a leading supplier in the outdoor recreation space across the globe,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer.

“There remains no end in sight for the current levels of retail demand as waves of consumers enter the outdoor lifestyle, and each of our businesses are strongly positioned to capture new growth opportunities through surging demand for both new and rental units,” continued Lippert. “Throughout the quarter, our teams have demonstrated remarkable agility in navigating through freight, labor, and supply chain-related headwinds impacting the entire industry, underscoring our commitment to operational excellence across our businesses as we focus on managing significant cost inflation and related pricing adjustments to maintain profitability. I could not be more pleased with our performance and continued growth trajectory and would like to again thank the entire LCI team for their hard work as we keep up this momentum in driving value for our shareholders.”

"I also want to thank our team members for their dedication and tireless effort during this period of record demand. Due to the strength of both our teams and our culture, we have been able to cement our position as an industry leader while ensuring that our customers meet their commitments," commented Ryan Smith, Group President - North America.

Second Quarter 2021 Results

Consolidated net sales for the second quarter of 2021 were $1.1 billion, an increase of 108 percent from 2020 second quarter net sales of $525.8 million. Net income in the second quarter of 2021 was $67.9 million, or $2.67 per diluted share, compared to net income of $13.2 million, or $0.52 per diluted share, in the second quarter of 2020. Adjusted EBITDA in the second quarter of 2021 was $121.3 million, compared to adjusted EBITDA of $45.6 million in the second quarter of 2020. Additional information regarding adjusted EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, are provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the second quarter of 2021 was primarily driven by record RV retail demand and strong Aftermarket sales growth. Net sales from acquisitions completed in 2020 and 2021 contributed approximately $54 million in the second quarter of 2021. Additionally, pandemic-related shutdowns in the second quarter of 2020 had a negative impact on sales in that quarter.

The Company's average product content per travel trailer and fifth-wheel RV, adjusted to remove Furrion sales from prior periods, for the twelve months ended June 30, 2021, increased $250 to $3,621, compared to $3,371 for the twelve months ended June 30, 2020. The content increase in towables was a result of organic growth, including new product introductions.

July 2021 Results

July 2021 consolidated net sales were approximately $355 million, up 25 percent from July 2020, as production increased significantly to meet elevated RV and marine retail demand.

Balance Sheet and Other Items

At June 30, 2021, the Company's cash and cash equivalents balance was $98.0 million, up from $51.8 million at December 31, 2020. The Company generated net cash flows from operations of $23.9 million and used $103.9 million for acquisitions, $41.7 million for dividend payments to shareholders, and $42.0 million for capital expenditures in the six months ended June 30, 2021. Cash flows from operations were partially offset by strategic investments in working capital to support record demand and mitigate future supply chain disruptions.
On May 13, 2021, the Company closed the sale of $460.0 million aggregate principal amount of 1.125% convertible senior notes due 2026 (the "Convertible Notes") in a private placement to qualified institutional buyers, resulting in net proceeds to the Company of approximately $448.2 million after deducting the initial purchasers' discounts and offering expenses payable by the Company. Concurrent with the issuance of the Convertible Notes, the Company entered into convertible note hedge transactions and warrant transactions. The proceeds from the sale of the Convertible Notes were used to enter into the convertible note hedge transactions for $100.1 million (which was partially offset by the proceeds from the warrant transactions of $48.5 million), to repay outstanding borrowings under the Company's revolving credit facility, and for general corporate purposes.

The Company's outstanding long-term indebtedness, including current maturities, was $1.0 billion at June 30, 2021, and the Company remained in compliance with its debt covenants. The Company believes that its current liquidity is adequate to meet operating needs for the foreseeable future.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its second quarter results on Tuesday, August 3, 2021, at 8:30 a.m. Eastern time, which may be accessed by dialing (877) 668-4883 for participants in the U.S./Canada or (825) 312-2360 for participants outside the U.S./Canada using the required conference ID 8367487. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (800) 585-8367 for participants in the U.S./Canada or (416) 621-4642 for participants outside the U.S./Canada and referencing access code 8367487. A replay of the webcast will be available on the Company's website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; and other accessories. Additional information about Lippert and its products can be found at www.lci1.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate.

The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2021	2020	2021	2020	Months
(In thousands, except per share amounts)

Net sales	$1,093,720	$525,765	$2,093,978	$1,185,435	$3,704,709
Cost of sales	836,109	397,023	1,594,590	898,088	2,786,578
Gross profit	257,611	128,742	499,388	287,347	918,131
Selling, general and administrative expenses	163,629	107,960	303,975	222,299	564,832
Operating profit	93,982	20,782	195,413	65,048	353,299
Interest expense, net	3,472	3,698	6,177	8,895	10,735
Income before income taxes	90,510	17,084	189,236	56,153	342,564
Provision for income taxes	22,621	3,898	47,227	14,753	83,515
Net income	$67,889	$13,186	$142,009	$41,400	$259,049

Net income per common share:
Basic	$2.69	$0.52	$5.63	$1.65	$10.28
Diluted	$2.67	$0.52	$5.60	$1.64	$10.22

Weighted average common shares outstanding:
Basic	25,275	25,150	25,230	25,108	25,202
Diluted	25,385	25,219	25,351	25,177	25,350

Depreciation and amortization	$26,754	$24,185	$51,270	$48,799	$100,451
Capital expenditures	$21,048	$6,594	$42,005	$14,549	$84,802

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2021	2020	2021	2020	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$527,614	$212,518	$1,030,630	$519,626	$1,832,571
Motorhomes	67,253	24,713	129,846	62,800	225,142
Adjacent Industries OEMs	269,787	130,581	520,428	317,743	890,933
Total OEM Segment net sales	864,654	367,812	1,680,904	900,169	2,948,646
Aftermarket Segment:
Total Aftermarket Segment net sales	229,066	157,953	413,074	285,266	756,063
Total net sales	$1,093,720	$525,765	$2,093,978	$1,185,435	$3,704,709

Operating profit:
OEM Segment	$63,334	$1,763	$142,621	$44,952	$253,681
Aftermarket Segment (1)	30,648	19,019	52,792	20,096	99,618
Total operating profit	$93,982	$20,782	$195,413	$65,048	$353,299

Depreciation and amortization:
OEM Segment depreciation	$12,081	$11,489	$24,768	$23,549	$48,483
Aftermarket Segment depreciation	3,331	3,442	5,829	6,582	12,089
Total depreciation	$15,412	$14,931	$30,597	$30,131	$60,572

OEM Segment amortization	$7,806	$6,320	$14,258	$12,743	$27,840
Aftermarket Segment amortization	3,536	2,934	6,415	5,925	12,039
Total amortization	$11,342	$9,254	$20,673	$18,668	$39,879

(1) Results for the 2021 periods include a non-cash charge for inventory fair value step-up of $0.6 million for each of the second quarter and the first six months of 2021 related to Ranch Hand purchase accounting. Results for the 2020 periods include a non-cash charge for inventory fair value step-up of $0.7 million for the second quarter of 2020 and $6.9 million for the first six months of 2020 related to CURT purchase accounting.

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	June 30,	December 31,
	2021	2020
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$97,961	$51,821
Accounts receivable, net of allowances of $6,471 and $5,642 at June 30, 2021 and December 31, 2020, respectively	418,014	268,625
Inventories, net	620,183	493,899
Prepaid expenses and other current assets	79,817	55,456
Total current assets	1,215,975	869,801
Fixed assets, net	408,693	387,218
Goodwill	496,422	454,728
Other intangible assets, net	437,398	420,885
Operating lease right-of-use assets	161,250	104,179
Other assets	56,440	61,220
Total assets	$2,776,178	$2,298,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term indebtedness	$65,880	$17,831
Accounts payable, trade	257,162	184,931
Current portion of operating lease obligations	27,160	25,432
Accrued expenses and other current liabilities	200,388	188,200
Total current liabilities	550,590	416,394
Long-term indebtedness	941,824	720,418
Operating lease obligations	141,364	82,707
Deferred taxes	34,348	53,833
Other long-term liabilities	121,876	116,353
Total liabilities	1,790,002	1,389,705
Total stockholders’ equity	986,176	908,326
Total liabilities and stockholders’ equity	$2,776,178	$2,298,031

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2021	2020
(In thousands)
Cash flows from operating activities:
Net income	$142,009	$41,400
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	51,270	48,799
Stock-based compensation expense	13,859	7,404
Other non-cash items	4,305	546
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(142,489)	(62,611)
Inventories, net	(115,314)	63,404
Prepaid expenses and other assets	(16,401)	(27,679)
Accounts payable, trade	71,144	20,917
Accrued expenses and other liabilities	15,476	9,921
Net cash flows provided by operating activities	23,859	102,101
Cash flows from investing activities:
Capital expenditures	(42,005)	(14,549)
Acquisitions of businesses, net of cash acquired	(103,858)	(94,713)
Other investing activities	(566)	4,096
Net cash flows used in investing activities	(146,429)	(105,166)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(7,925)	(4,616)
Proceeds from revolving credit facility	554,693	276,542
Repayments under revolving credit facility	(719,747)	(197,330)
Repayments under term loan and other borrowings	(8,652)	(9,554)
Proceeds from issuance of convertible notes	460,000	—
Purchases of convertible note hedge contracts	(100,142)	—
Proceeds from issuance of warrants concurrent with note hedge contracts	48,484	—
Payment of debt issuance costs	(11,844)	—
Payment of dividends	(41,678)	(32,670)
Payment of contingent consideration and holdbacks related to acquisitions	(4,387)	—
Other financing activities	—	(279)
Net cash flows provided by financing activities	168,802	32,093
Effect of exchange rate changes on cash and cash equivalents	(92)	(2,115)
Net increase in cash and cash equivalents	46,140	26,913
Cash and cash equivalents at beginning of period	51,821	35,359
Cash and cash equivalents cash at end of period	$97,961	$62,272

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,			Last Twelve
	2021		2020	2021		2020	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	133.8		66.8	265.0		154.7	490.2
Motorhome RVs	14.8		6.9	29.1		17.0	52.8
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	179.4	(2)	131.7	293.2	(2)	206.5	540.3	(2)
Impact on dealer inventories	(45.6)	(2)	(64.9)	(28.2)	(2)	(51.8)	(50.1)	(2)
Motorhome RVs	13.2	(2)	10.8	23.7	(2)	19.7	48.4	(2)

				Twelve Months Ended
				June 30,
				2021		2020
Lippert Content Per Industry Unit Produced: (3)
Travel trailer and fifth-wheel RV				$3,621		$3,371
Motorhome RV				$2,644		$2,308

				June 30,			December 31,
				2021		2020	2020
Balance Sheet Data (debt availability in millions):
Remaining availability under the debt facilities (4)				$522.6		$401.2	$352.2
Days sales in accounts receivable, based on last twelve months				31.3		30.0	31.6
Inventory turns, based on last twelve months				6.1		5.3	5.7

				2021
Estimated Full Year Data:
Capital expenditures				$130 - $150 million
Depreciation and amortization				$100 - $110 million
Stock-based compensation expense				$20 - $30 million
Annual tax rate				24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) June 2021 retail sales data for RVs has not been published yet, therefore 2021 retail data for RVs includes an estimate for June 2021 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) The content figures presented were adjusted to remove Furrion sales from prior periods, as the Furrion distribution and supply agreement was terminated effective December 31, 2019.
(4) Remaining availability under the debt facilities is subject to covenant restrictions and, in the case of $150 million of such availability, the lender's discretion.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to adjusted net income and diluted net income per common share to adjusted diluted net income per common share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(In thousands, except per share amounts)
Net income	$67,889	$13,186	$142,009	$41,400
Non-cash charge for inventory fair value step-up	611	654	611	6,898
Income tax impact of inventory fair value step-up	(150)	(159)	(150)	(1,677)
Adjusted net income	$68,350	$13,681	$142,470	$46,621

Diluted net income per common share	$2.67	$0.52	$5.60	$1.64
Non-cash charge for inventory fair value step-up	0.02	0.03	0.02	0.27
Income tax impact of inventory fair value step-up	(0.01)	(0.01)	(0.01)	(0.07)
Adjusted diluted net income per common share	$2.68	$0.54	$5.61	$1.84

The following table reconciles net income to EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(In thousands)
Net income	$67,889	$13,186	$142,009	$41,400
Interest expense, net	3,472	3,698	6,177	8,895
Provision for income taxes	22,621	3,898	47,227	14,753
Depreciation expense	15,412	14,931	30,597	30,131
Amortization expense	11,342	9,254	20,673	18,668
EBITDA	120,736	44,967	246,683	113,847
Non-cash charge for inventory fair value step-up	611	654	611	6,898
Adjusted EBITDA	$121,347	$45,621	$247,294	$120,745
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA to illustrate and improve comparability of its results from period to period. Adjusted net income is defined as net income adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisitions of Ranch Hand and CURT and related tax impacts during the three and six month periods ended June 30, 2021 and 2020, respectively. Adjusted diluted net income per common share is defined as net income per common share adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisitions of Ranch Hand and CURT and related tax impacts during the three and six month periods ended June 30, 2021 and 2020, respectively. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period, which consisted of the inventory fair value step-up from the acquisitions of Ranch Hand and CURT during the three and six month periods ended June 30, 2021 and 2020, respectively. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.